TRIZECHAHN REGIONAL POOLING LLC

("Landlord")

AO TECHNOLOGIES, LLC

("Tenant")

SUITE #1003

BORDEN BUILDING

OFFICE LEASE AGREEMENT

TABLE OF CONTENTS

LIST OF EXHIBITS

INDEX OF DEFINED TERMS

LEASE

By this LEASE ("Lease") entered into as of the Date, Landlord leases to Tenant the Premises and grants to the tenant the non-exclusive right to use the Common Areas, subject to the following terms, covenants, conditions and provisions of this Lease (the "TCCs").

1. BASIC LEASE PROVISIONS

1.1 **Basic Lease Definitions.** In this Lease, the following defined terms have the meanings indicated.

(a) **"Date"** means the date of full execution of this Lease, which is 2/21/03 ~~______~~

(b) **"Landlord"** means TrizecHahn Regional Pooling LLC, a Delaware limited liability company, d/b/a TrizecHahn Borden Building Management

(c) **"Tenant"** means AO TECHNOLOGIES, LLC, an Ohio Limited Partnership

(d) **"Building"** means the Borden Building, 180 East Broad Street, Columbus, Ohio, deemed to contain:

568,742 RSF.

(e) **"Premises"** means Suite #1003, located on the 10th floor of the Building (as identified on **Exhibit A**) and deemed to contain:

1,670 RSF

(f) **"Use"** means general non-governmental administrative office use consistent with that of a first-class office building.

(g) **"Scheduled Term"** means 3 years.

(h) **"Scheduled Commencement Date"** means May 1, 2003.

(i) **"Base Rent"** means the following amounts per month applicable during each Lease Year as follows:

Lease Year	Annual Base Rent per RSF	Annual Base Rent	Monthly Base Rent
1 - 3	$12.00	$20,040.00	$1,670.00

(j) **"Tenant's Share"** means, .2936%.

(k) **"Base Year"** means the Fiscal Year ending December 31, 2002.

(l) **"Security Deposit"** means NONE.

(m) **"Notice Addresses"** means:

For Landlord:	For Tenant:

For Landlord:	For Tenant:
180 East Broad Street Suite 1701 Columbus, OH Attention: Property Manager and to: TrizecHahn Regional Pooling LLC c/o TrizecHahn Office Properties, Inc. 233 S. Wacker Rd. Suite 3330 Chicago, IL 60606 Attention: Senior Vice President With a copy of notices of default to: TrizecHahn Regional Pooling LLC c/o TrizecHahn Office Properties Inc. 3011 W. Grand Blvd. Suite 450 Detroit, MI 48202 Attention: Regional Legal Counsel	Before the Commencement Date: 8314 Harlem Road, Suite 200 Westerville, OH 43081 Attention: John Macleod After the Commencement Date: 8314 Harlem Road, Suite 200 Westerville, OH 43081 Attention: John Macleod

(n) **"Billing Address"** means:

For Landlord:	For Tenant:
(insert lock box address)	8314 Harlem Road, Suite 200 Westerville, OH 43081

(o) **"Brokers"** means the following broker(s) who will be paid by Landlord in accordance with a separate agreement: NONE.

(p) **"Liability Insurance Amount"** means $5,000,000 for any one accident or occurrence.

1.2 **Additional Definitions.** In addition to those terms defined in Section 1.1 and other sections of this Lease, the following defined terms when used in this Lease have the meanings indicated:

(a) **"Administration Fee"** means 3% of the costs of the item purchased or service provided to Tenant by Landlord or Landlord's Affiliate.

(b) **"Affiliate"** means with respect to each party (1) such party's partners, co-members and joint venturers,, and (2) each corporation and other entity that is a parent or subsidiary of such party, and (3) each corporation or other entity that is controlled by or under common control of a parent of such party.

(c) **"Amortized"** means fully amortized over the applicable period, in equal annual installments beginning with the Fiscal Year in which the Major Expense is incurred, with interest on the unpaid principal at the Interest Rate in effect as of December 31st of such Fiscal Year.

(d) **"Base Building"** means the Building Structure and that portion of the Mechanical Systems that are not Leasehold Improvements (or similar improvements to other premises).

(e) **"Building Standard"** means the minimum or exclusive type, brand, quality or quantity of materials Landlord designates for use in the Building from time to time.

(f) **"Building Structure"** means the foundations, floor/ceiling slabs, roofs, exterior walls, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevators, Building mechanical, electrical and telephone closets, Common Areas, public areas, and any other structural components in the Building. The Building Structure excludes the Leasehold Improvements (and similar improvements to other premises) and the Mechanical Systems.

(g) **"Business Hours"** are from 8:00 a.m. to 6:00 p.m. on Monday through Friday and from 8:00 a.m. to 1:00 p.m. on Saturday, excepting: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and other legal holidays commonly observed in similar class office buildings in the locale of the Building ("Holidays").

(h) "Common Areas" means those interior and exterior common and public areas on the Land and in the Building (and appurtenant easements) designated by Landlord for the non-exclusive use by Tenant in common with Landlord, other tenants and occupants, and their employees, agents and invitees, including any parking facilities serving the Building owned or leased by Landlord.

(i) "Construction Fee" means 5% of the total construction costs of work performed in the Premises by Landlord or Tenant, such fee to cover Landlord's plan review and construction coordination by its own employees.

(j) "Customary Office Equipment" means normal and customary office equipment in such quantities and of such types that do not cause excessive electrical consumption or adversely affect the temperature in the Premises or require independent cooling equipment or facilities.

(k) "Design Problem" means that condition that results from any Tenant's Work or Alterations (whether proposed, being performed or completed) that: (1) fails to comply with Laws; (2) fails to meet or exceed Building Standard; (3) adversely affects or is incompatible with the Base Building or Landlord's ability to maintain, operate, alter, modify or improve the same; (4) affects the exterior appearance of the Building or Common Areas; (5) violates any agreement affecting the Land or Building; (6) costs more to demolish than Building Standard improvements; (7) exceeds floor loading parameters, (8) violates any insurance regulations or standards for a fire-resistive office building; or (9) locates any of Tenant's fixtures, furnishings or equipment (including telecommunications and computer systems) on the roof of the Building, in Common Areas or in telecommunications or electrical closets.

(l) "Expenses" means the aggregate costs incurred or accrued in each Fiscal Year according to sound real estate accounting and management principles, consistently applied, to operate, manage, administer, equip, secure, protect, repair, replace, refurbish, clean, maintain, decorate and inspect the Land, Building and Common Areas, plus the Management Fee. Expenses include: all Standard Services, repairs and maintenance and insurance (including deductibles) Landlord is to perform or provide according to Sections 6.1, 7.2, 8.2, and 11.1; wages, salaries and benefits of personnel to the extent they render services to the Land, Building or Common Areas; and costs of operating the Building management office (including reasonable rent). Expenses exclude: Taxes, mortgage principal or interest; ground lease payments; commissions, advertising costs, attorney's fees and costs of improvements in connection with leasing space in the Building; costs reimbursed by insurance proceeds or tenants of the Building (other than as Additional Rent); depreciation; without diminishing recovery of Major Expenses, costs required to be capitalized according to sound real estate accounting and management principles, consistently applied; collection costs; and, costs to maintain and operate the entity that is Landlord (as opposed to maintenance of the Land, Building or Common Areas). Expenses that vary with occupancy will be calculated as if the Building is 100% occupied and operating and all such services are provided to all tenants.

(m) "Fiscal Year" means Landlord's fiscal year, subject to change by Landlord. As of the Date, the Fiscal Year is the calendar year.

(n) "Force Majeure" means any act of God, governmental restriction, labor disturbance, shortage of materials or supplies, riot, insurrection, act of war or terrorism, or any other cause or event beyond the parties' reasonable control that prevents or delays performance of any non-monetary obligation under this Lease. Force Majeure excuses a party from performance of any non-monetary obligation while performance is commercially unreasonable

(o) "Hazardous Materials" means any hazardous, toxic, infectious or dangerous substance, chemical waste, contaminant or pollutant regulated by any local, state or federal statute, rule, regulation or ordinance for the protection of health or the environment.

(p) "Including" means wheresoever such word appears "including, without limitation and without limitation to the generality of the foregoing".

(q) "Interest Rate" means the lesser of (1) the highest interest rate permitted by law or (2) 3% in excess of the rate of interest announced from time to time by Citibank, N.A. (or a comparable financial institution selected by Landlord) as its prime rate ("Prime Rate").

(r) "Land" means the real property described on Exhibit B attached hereto, subject to expansion or reduction after the Date.

(s) "**Landlord Delay**" means any delay in the substantial completion of Landlord's Work or Tenant's Work as defined in and to be performed pursuant to the Work Letter attached hereto as **Exhibit F** that is caused by Landlord's or its employee's, contractor's or agent's act or omission, including: (1) failure to timely complete any duty upon which Landlord's Work or Tenant's Work is dependent; (2) failure to timely approve or disapprove items requiring Landlord's consent; (3) failure to provide access to the Premises or Common Areas as may be required herein; (4) failure to cooperate with government authorities; and (5) failure to make timely payments.

(t) "**Landlord Parties**" means Landlord's directors, officers, employees and agents and anyone else for whom Landlord is legally liable.

(u) "**Laws**" means present or future laws, statutes, ordinances, rules, regulations or orders of any federal, state or local government authority applicable to the Land, Building or Common Areas, including the Americans With Disabilities Act of 1990, all regulations issued under the authority of such Act, and other laws governing access of disabled persons (collectively, the "**ADA**").

(v) "**Lease Year**" means the successive 12-full-calendar-month period during the Term beginning the first full calendar month of the Term, and each successive 12-full-calendar month period thereafter. If the Commencement Date is not the first day of a calendar month, the first Lease Year will further include the period from the Commencement Date to the end of the calendar month in which the Commencement Date occurs. If the Lease terminates during a Lease Year, then the last Lease Year of the Term shall be that less than 12-full-calendar-month period from the first day after the last full Lease Year through the Expiration Date.

(w) "**Leasehold Improvements**" means all non-structural improvements in, to, or exclusively serving the Premises, whether existing prior to the Date or made pursuant to this Lease, or paid for by Landlord, Tenant or any other person or entity. Leasehold Improvements includes, without limitation: (1) partitions within the interior of the Premises and the interior one-half of partitioning demising the Premises from adjacent premises (whether slab to-slab, ceiling-height or a lesser height), and the fixtures, doors (including all entry and exit doors), windows, openings and finishes installed therein or thereon; (2) the interior drywall on exterior walls and partitions demising the Premises from Common Areas; (3) ground floor exterior windows; (4) cabinetry, railings, paneling, and woodwork; (5) integrated ceiling systems (including grid, panels and lighting); (6) carpeting and other floor finishes; (7) kitchen facilities (including sinks, appliances and other fixtures) or other similar facilities; (8) rest rooms intended to exclusively serve the Premises (including showers, toilets, basins and other fixtures); (9) the components of the Mechanical Systems from the common point of distribution for each such component of the Mechanical Systems to and throughout the Premises; (10) Mechanical Systems that exclusively serve the Premises (whether or not such system is contained entirely within the Premises); and (11) all Alterations as defined by Section 8.1.

(x) "**Major Expenses**" means the aggregate costs to operate, manage, administer, equip, secure, protect, repair, replace, refurbish, clean, maintain, decorate and inspect the Land, Building and Common Areas incurred or accrued in or prior to a Fiscal Year and Amortized in such Fiscal Year that are either:

(1) required to be capitalized according to sound real estate accounting and management principles, consistently applied, and are incurred to (i) comply with Laws, (ii) maintain the quality, appearance, integrity or character of the Land, Building or Common Areas, (iii) enhance or maintain the health or safety of occupants of the Building, or (iv) enhance or maintain access to the Building. All such costs shall be Amortized over the Useful Life of the item of cost; or

(2) required to be capitalized according to sound real estate accounting and management principles, consistently applied, and are incurred to reduce Expenses or the rate of increase in Expenses. All such costs shall be Amortized over the Payback Period; or

(3) not required to be capitalized according to sound real estate accounting and management principles, consistently applied, and not otherwise excluded from Expenses, but which Landlord has elected to Amortize, considering the magnitude of the cost, whether the cost is expected to recur each Fiscal Year, and whether the cost will benefit the Land, Common Areas or Building for more than one Fiscal Year. All such costs shall be Amortized over a period selected by Landlord.

(y) "**Management Fee**" means a market fee for property management of the Building and Common Areas of not less than 3% of the gross revenue of the Building and Common Areas.

(z) **"Mechanical Systems"** means the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, fire/life safety systems, and other mechanical, electronic, physical or informational systems serving the Building and/or Common Areas.

(aa) **"Month"** means a full calendar month of the Term.

(bb) **"Payback Period"** means that number of years reasonably estimated by Landlord for the present value of the savings in Expenses (discounted at the Amortized Rate) to equal the present value of the cost of the Major Expense.

(cc) **"Rent"** means the Base Rent, Additional Rent and all other amounts payable by Tenant under this Lease and the Exhibits. If a time for payment of an item of Rent is not otherwise specified in this Lease, then Rent shall be due 30 days after receipt of Landlord's invoice.

(dd) **"RSF"** means rentable square feet (or rentable square foot, as the case may be).

(ee) **"Taxes"** means the amount incurred or accrued in a Fiscal Year for real and personal property taxes and assessments (ad valorem, special or otherwise) levied on the Land or Building or in replacement or addition to such taxes, related personal property, Landlord's leasehold estate, and/or rents or other income derived from the Building; capital and place-of-business taxes; and reasonable costs incurred to reduce Taxes. Taxes excludes net income taxes.

(ff) **"Tenant Delay"** means any delay in the substantial completion of either (1) Landlord's Work or Tenant's Work as defined in and to be performed pursuant to the Work Letter attached hereto as **Exhibit F** or (2) each party's respective repairs and restoration of the Premises pursuant to Section 10 or 12, that is caused by Tenant's or its employee's, contractor's or agent's act or omission, including: (i) failure to timely comply with the terms of any Workletter attached hereto or to complete any duty upon which Landlord's Work or Tenant's Work is dependent; (ii) failure to timely approve or disapprove items requiring Tenant's consent; (iii) change orders; (iv) inclusion of Design Problems or other items not in compliance with Laws in plans, drawings or specifications; (v) specification of materials or finishes that are not readily available or have a lead time exceeding that of comparable products; (vi) failure to cooperate with government authorities; and (vii) failure to make timely payments.

(gg) **"Tenant Parties"** means Tenant's directors, officers and employees, and anyone for whom Tenant is legally liable.

(hh) **"Timely"** means within the time period provided in this Lease. *TIME SHALL BE OF THE ESSENCE AS TO ALL TIME PERIODS SET FORTH IN THIS LEASE.*

(ii) **"Useful Life"** means that period of time that the capital improvement, modification or addition will be productive or useful for the purpose intended, without replacement (but properly repaired and maintained), considering the elements of nature, possible government action, or any other condition beyond Landlord's reasonable control; however, the Useful Life shall not exceed 10 years.

2. TERM

2.1 Commencement Date. The "Commencement Date" will be the earlier of (a) the day that Tenant first occupies the Premises or any portion thereof for the conduct of business; or (b) the Scheduled Commencement Date. Unless provided to the contrary in the Work Letter attached hereto as **Exhibit F**, Tenant may not enter the Premises until Landlord tenders possession to Tenant. However, Landlord hereby gives permission for Tenant to enter the Premises prior to the Scheduled Commencement Date so that Tenant may do such work as may be required to prepare the Premises for Tenant's occupancy, including the installation of cabling, telephone equipment, furniture, computer and other office systems. If Tenant so enters the Premises prior to the Scheduled Commencement Date, Tenant shall adopt a construction schedule consistent with the Landlord's construction schedule and will work in harmony with Landlord and will not interfere with or delay the performance of Landlord's Work, or with the work of any other tenant or occupant of the Building. All acts of any of Tenant's contractors, subcontractors or laborers are the responsibility of Tenants, and Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost, damage or expense of any nature caused by such personnel. In addition, any such access shall be consistent with generally accepted construction practices and in accordance with any and all applicable regulatory requirements. If at any time such access

causes or threatens to cause disharmony or interference, including labor disharmony, Landlord will have the right to immediately withdraw such permission. At all times while Tenant is in occupation of the Premises prior to the Scheduled Commencement Date for the above stated purposes, Tenant will be subject to and will comply with all of the terms and provisions of the Lease, except that no Base Rent or Additional Rent will be payable by Tenant prior to the Scheduled Commencement Date. The "Term" is that period beginning on the Commencement Date and continuing for the Scheduled Term plus, if the Commencement Date was not the first day of a calendar month, so many additional days as necessary for the Term to end on the last day of a calendar month (such date to be the "**Expiration Date**"). If Landlord consents to Tenant's conduct of business in all or part of the Premises before the Scheduled Commencement Date, then Tenant may do so subject to the TCCs and Rent for such period shall be payable at the rate for the first Lease Year (excluding any excused or free rent); however, Tenant's earlier occupancy shall not change the Commencement Date or the Expiration Date. The Term is subject to earlier termination or extension as further provided in this Lease. Landlord's failure to tender possession of the Premises to Tenant by the Scheduled Commencement Date (or if a Start Date is identified in **Exhibit E**, such Start Date) due to Landlord Delay or Force Majeure will not be a default of this Lease, but the Commencement Date (or Start Date as the case may be) will be automatically extended until Landlord tenders possession of the Premises to Tenant (less any delays due to Tenant Delay). After Tenant occupies the Premises, upon Landlord's request Tenant will execute and deliver to Landlord an Occupancy Estoppel Certificate in the form attached hereto as **Exhibit E**.

2.2 **Termination.** By the end of the Term, Tenant will vacate and tender legal possession of the Premises to Landlord with all Leasehold Improvements and Alterations (except as provided below) in good working order and repair (excepting ordinary wear and tear), vacant, and in broom clean condition; including, removal of (a) all Leasehold Improvements or Alterations that Landlord required be removed at the end of the Term as a condition of approving Tenant's installation of the same, (b) Tenant's Wiring (which removal may, at Landlord's option, be performed by Landlord at Tenant's expense); and (c) Tenant's trade fixtures, furnishings, equipment and other personal property. Any trade fixtures, furnishings, equipment, Tenant's wiring or other personal property remaining in the Premises after the end of the Term shall be deemed abandoned, and Landlord may dispose of the same at Tenant's cost. Landlord may repair the Premises at Tenant's cost, whether damaged by Tenant or caused by Tenant's failure to maintain the Premises in good working order and repair.

2.3 **Holding Over.** If Tenant holds over in the Premises after the end of the Term without Landlord's prior written consent, which consent may be withheld in its sole discretion, then (a) Landlord may exercise all remedies provided under this Lease or by Law, (b) Tenant will be deemed a tenant at sufferance with Rent payable at twice the rate for the last year of the Term, and (c) Tenant will be subject to all other TCCs. Tenant shall also pay, indemnify and defend Landlord from and against all claims and damages, consequential as well as direct, sustained by reason of Tenant's holding over. This Section 2.3 does not waive any Landlord right hereunder, including any right of re entry or to regain possession by actions at law or equity. Landlord's deposit of any payment shall not be deemed a consent to Tenant's remaining in possession or be construed to create or renew any lease or tenancy between Landlord and Tenant.

3. RENT

3.1 **Base Rent.** During the Term, Tenant covenants to pay Base Rent in advance, in equal monthly installments at the rates specified in Section 1.1(i) during the Term. One full-month's installment of Base Rent is due upon Tenant's execution and delivery of this Lease to Landlord, and all other installments are due on the first day of each calendar month. Base Rent for any partial calendar month will be prorated.

3.2 **Additional Rent.** For each Fiscal Year after the Base Year (a "**Comparison Year**"), Tenant will pay in the following manner "**Additional Rent**," which shall be Tenant's Share of (i) the amount that Expenses for the Comparison Year in question exceed the Expenses for the Base Year ("**Additional Expenses**"), (ii) the amount that Taxes for the Comparison Year in question exceed Taxes for the Base Year ("**Additional Taxes**"), and (iii) Major Expenses.

(a) *Estimates* As soon as practical after the beginning of each Comparison Year, Landlord will give Tenant a written estimate of the Additional Rent for the Comparison Year, and such Additional Rent shall be payable in equal monthly installments, in advance, together with Tenant's monthly installments of Base Rent. Such estimates shall be payable in the amount specified by Landlord until Landlord revises the same in writing, whether after the beginning of the following Comparison Year or during the current Comparison Year, any such revision to be retroactive to the beginning of the then current Comparison Year. If after any such re-

vision it is determined that Tenant has underpaid such estimates from the beginning of the Comparison Year until such revision, then the underpayment shall be paid to Landlord in a lump sum as Rent. If after any such revision it is determined that Tenant has overpaid such estimates from the beginning of the Comparison Year until such revision, then the overpayment will be credited to Tenant's Additional Rent next due (or, if the Term has ended, be refunded to Tenant). The aggregate estimates of Additional Rent paid by Tenant for a Comparison Year are called the "**Estimated Additional Rent.**"

(b) Settlement. As soon as practical after the end of each Comparison Year, Landlord will determine the actual Additional Rent for the Comparison Year in question and give Tenant a written statement of the same ("Annual Settlement Statement"). If the actual Additional Rent owed exceeds the Estimated Additional Rent for the Comparison Year in question, then the underpayment shall be paid by Tenant to Landlord in a lump sum as Rent. If the Estimated Additional Rent paid exceeds the actual Additional Rent owed for the Comparison Year in question, then the overpayment will be credited to Tenant's Additional Rent next due. Unless Tenant shall take exception to any item in the Annual Settlement Statement by written notice to Landlord within 90 days after the furnishing of said statement, such statement shall be conclusively binding upon Tenant and shall not be contestable by Tenant. Landlord's and Tenant's obligations under this subparagraph (b) of this Section 3.2 will survive the end of the Term; however, if the Term ends during a Comparison Year, then (1) the foregoing settlement shall not be required and (2) Landlord will be deemed to have accepted the Estimated Additional Rent payable in the final Comparison Year as the actual Additional Rent unless Landlord revises the same in writing within 30 days after the end of the Term in accordance with subparagraph (a) of this Section 3.2.

3.3 **Other Taxes.** Tenant will reimburse Landlord upon demand for any taxes payable by Landlord on (a) Tenant's furniture, trade fixtures, equipment and other personal property in the Premises, (b) Rent, (c) Tenant's occupancy of the Premises, and/or (d) this Lease. If Tenant cannot lawfully reimburse Landlord for the same, then the Base Rent will be revised to yield to Landlord the same amount after the imposition of any such tax as Landlord would have received in the absence of such tax.

3.4 **Terms of Payment.** Tenant shall pay all amounts due Landlord under this Lease without notice, demand, deduction, abatement or setoff (except as otherwise provided herein) in lawful U.S. currency at Landlord's Billing Address. Landlord may change Landlord's Billing Address by notifying Tenant. Any partial payment by Tenant shall be deemed a payment "on account" and no endorsement or statement on any check or any accompanying letter shall constitute an accord and satisfaction, or prejudice Landlord's right to collect the full amount due. No payment by Tenant to Landlord will be deemed to extend the Term or render any notice, pending suit or judgment ineffective.

3.5 **Late Payment.** If Landlord does not receive all or part of any item of Rent when due, then Tenant shall pay Landlord a "Late Charge" of 5% of the overdue amount. Tenant agrees that the Late Charge is not a penalty, and will compensate Landlord for costs not contemplated under this Lease that are impracticable or extremely difficult to fix. Landlord's acceptance of a Late Charge does not waive Tenant's default. In addition to any Late Charge, all amounts not paid when due under this Lease will bear interest at the Interest Rate from the date due until received by Landlord.

2+ prime

3.6 Expense Cap. For the purpose of determining Additional Rent, during the initial Term of the Lease only, Expenses (exclusive of the Non-Capped Expenses, as hereinafter defined) for any calendar year shall not be increased over the amount of Expenses (exclusive of Non-Capped Expenses) during the calendar year in which the term of this Lease commences by more than four percent (4%) per year on a cumulative basis, compounded annually. It is understood and agreed that there shall be no cap on Non-Capped Expenses, which are hereby defined to mean all Expenses that in Landlord's sole discretion and judgment may be subject to increases which are outside of Landlord's control, including but not limited to, utility expenses, snow removal expenses, insurance premiums, major repairs, costs governed by collective bargaining, costs incurred due to requirements of Law or insurance carriers, the cost of employee benefits provided by Landlord to all Building personnel or costs incurred due to casualty or condemnation. At no time shall there be any cap on Taxes.

4. CONDITIONS OF PREMISES

4.1 **Condition.** Except for any obligation to perform Landlord's Work, Tenant shall accept the Premises "as is", "where is", and with all faults. If Tenant takes possession of the Premises, then the Premises shall be deemed in good order, condition, and repair. Tenant acknowledges that neither Landlord, Landlord's Parties, Landlord's

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT ("First Amendment") is made as of this 28th day of April, 2006, by and between **180 E. BROAD PARTNERS, LLC**, an Ohio limited liability company ("Landlord"), and **AO TECHNOLOGIES, LLC**, an Ohio limited liability company ("Tenant").

RECITALS

A. TrizecHahn Regional Pooling LLC ("Trizec") and Tenant entered into a Lease Agreement dated February 21, 2003 ("Lease") for certain space known as Suite 1003 located at 180 East Broad Street, Columbus, Ohio 43215.

B. Landlord is successor in interest by assignment of the Landlord's interest under the Lease.

C. Landlord and Tenant have agreed on the terms and conditions hereinafter set forth to amend the Lease to extend the term of the Lease.

PROVISIONS

1. Incorporation of Recitals. The Recitals portion of this First Amendment is hereby incorporated by this reference to the same extent and as fully as though it were here rewritten in its entirety. All capitalized terms not otherwise defined herein shall have the same meaning set forth in the Lease.

2. Extension of Term. The Lease is hereby amended to provide that the term of the Lease shall be extended for an additional three (3) years from its current expiration date of April 30, 2006 to an expiration date of April 30, 2009. Except as otherwise provided herein, the extended three-year term shall be on the same terms and conditions as contained in the Lease.

3. No Other Changes; Ratification of Lease. This First Amendment shall only modify or amend the Lease to the extent provided herein, and all other conditions, covenants and agreements in the Lease shall remain in full force and effect. Subject to the terms of this First Amendment, Landlord and Tenant do hereby ratify and confirm in their entirety the conditions, covenants and agreements contained in the Lease. If there is a conflict between the provisions contained in this First Amendment and the provisions of the Lease, this First Amendment shall control.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the Effective Date.

180 E. BROAD PARTNERS, LLC, an Ohio limited liability company ("Landlord")

By: [signature]
Franklin E. Kass, Chairman

AO TECHNOLOGIES, LLC,
an Ohio limited liability company

By: Cathy Shackland
Name: Cathy Shackland
Title: Member

STATE OF OHIO
COUNTY OF FRANKLIN

The foregoing instrument was acknowledged before me this 28th day of April, 2006 by Franklin E. Kass, Chairman of **180 E. BROAD PARTNERS, LLC**, an Ohio limited liability company, on behalf of the company.

Nannette C. Buel
Notary Public

NANNETTE C. BUEL
Notary Public, State of Ohio
My Commission Expires 10-04-09

STATE OF ______
COUNTY OF ______

CHERYL D. McCUTCHEON
Notary Public, State of Ohio
Licking County
My Commission Expires March 22, 2009

The foregoing instrument was acknowledged before me this 25th day of April, 2006 by Cathy Shackleford, Member of **AO TECHNOLOGIES, LLC**, an Ohio limited liability company on behalf of the company.

Cheryl D. McCutcheon
Notary Public

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT ("Second Amendment") is made as of this 18th day of June, 2007 ("Effective Date"), by and between **180 E. BROAD PARTNERS, LLC**, an Ohio limited liability company ("Landlord"), and **AO TECHNOLOGIES, LLC**, an Ohio limited liability company ("Tenant").

RECITALS

A. TrizecHahn Regional Pooling LLC and Tenant entered into a Lease Agreement dated February 21, 2003 as amended by a First Amendment to Lease dated April 28, 2006 (jointly and severally the "Lease") for certain space known as Suite 1003 located at 180 East Broad Street, Columbus, Ohio 43215.

B. Landlord is successor in interest by assignment of the Landlord's interest under the Lease.

C. Pursuant to the Lease, Landlord is relocating Tenant from the 10th floor of the Building to the 8th floor of the Building into an expanded premises and for a new term at the existing Base Rent rental rate, and this First Amendment will implement the terms of those actions.

PROVISIONS

1. Incorporation of Recitals. The Recitals portion of this Second Amendment is hereby incorporated by this reference to the same extent and as fully as though it were here rewritten in its entirety. All capitalized terms not otherwise defined herein shall have the same meaning set forth in the Lease.

2. Relocation of Tenant; Expansion of Premises; and Extension of Term. Pursuant to Section 17.3 of the Lease, Landlord and Tenant acknowledge and agree that Tenant is being relocated from its original "Premises" known as Suite #1003 on the 10th floor to the "New Premises" which will be Suite # 806 on the 8th floor of the Building. The New Premises will consist of 2939 RSF (an increase of 1269 RSF over the RSF in Suite #1003) in the location and configuration shown on Exhibit A (Revised) attached hereto and made a part hereof. Prior to the date of this Second Amendment, Landlord has constructed certain Leasehold Improvements for the New Premises which have been approved and accepted by Tenant. Accordingly, Tenant hereby accepts the New Premises "as is", and Landlord shall have no obligation to construct any other improvements or provide any other services to the New Premises. Landlord, at Landlord's cost, has moved Tenant's personal property from the Premises to the New Premises and relocated Tenant's existing telephone and computer systems.

   Tenant hereby waives any notice of the relocation to the New Premises required by the Lease. The relocation of Tenant to the New Premises occurred on or about June 19, 2007 ("Relocation Date"). From and after the Relocation Date, all references in the Lease to the "Premises" shall mean the New Premises as described herein.

   Further, Landlord and Tenant hereby acknowledge and agree that the Term of the lease is hereby extended from its current Expiration Date of April 30, 2009 to a new Expiration Date of August 31, 2012. Commencing on the Relocation Date and continuing for the balance of the Term, the reference to "Tenant's Share" in the Lease shall mean 0.5168%. Finally, commencing on the Relocation Date and continuing until the new Expiration Date (August 31, 2012), the Base Rent for New Premises shall be payable in the following amounts (prorated for any partial annual or monthly periods) and at the time and in the manner provided in the Lease:

Period:	Annual Base Rent	Monthly Installment	Rental Rate/RSF
Relocation Date through August 31, 2007, inclusive (based on 1670 RSF)	$ 20,040.00	$ 1670.00	$ 12.00
September 1, 2007 through August 31, 2012, inclusive (based on 2939 RSF)	$ 35,268.00	$ 2,939.00	$ 12.00

3. <u>No Other Changes; Ratification of Lease.</u> This Second Amendment shall only modify or amend the Lease to the extent provided herein, and all other conditions, covenants and agreements in the Lease shall remain in full force and effect. Subject to the terms of this Second Amendment, Landlord and Tenant do hereby ratify and confirm in their entirety the conditions, covenants and agreements contained in the Lease. If there is a conflict between the provisions contained in this Second Amendment and the provisions of the Lease, this Second Amendment shall control.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Second Amendment as of the Effective Date.

180 E. BROAD PARTNERS, LLC, an Ohio limited liability company ("Landlord")

By: ______________________
Franklin E. Kass, Chairman

AO TECHNOLOGIES, LLC,
an Ohio limited liability company

By: ______________________
Name: Cathy Shankland
Title: Managing member

STATE OF OHIO
COUNTY OF FRANKLIN

The foregoing instrument was acknowledged before me this 6th day of August, 2007 by Franklin E. Kass, Chairman of **180 E. BROAD PARTNERS, LLC**, an Ohio limited liability company, on behalf of the company.

____
Notary Public

NOTARIAL SEAL STATE OF OHIO

MARGARET A. MCCANDLESS
Notary Public, State of Ohio
My Commission Expires 04-17-10

STATE OF Ohio
COUNTY OF Licking

The foregoing instrument was acknowledged before me this 23rd day of July, 2007 by Cathy Stoneland, the Managing Member of AO TECHNOLOGIES, LLC, an Ohio limited liability company, on behalf of the company.

NOTARY PUBLIC STATE OF OHIO

CHERYL D. McCUTCHEON
Notary Public, State of Ohio
Licking County
My Commission Expires
March 22, 2008

Cheryl D. McCutcheon
Notary Public

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT ("Third Amendment") is made as of this 28 day of March, 2008, by and between **180 E. BROAD PARTNERS, LLC**, an Ohio limited liability company ("Landlord"), and, **ALENTUS CORPORATION**, a Nevada corporation ("Tenant").

RECITALS

A. TrizecHahn Regional Pooling LLC and AO Technologies, LLC ("Original Tenant") entered into a Lease Agreement dated February 21, 2003 as amended by a First Amendment to Lease dated April 28, 2006 and a Second Amendment to Lease dated June 19, 2007 (jointly and severally the "Lease") for certain space consisting of approximately 2939 RSF known as Suite 806 ("New Premises") located at 180 East Broad Street, Columbus, Ohio 43215.

B. Landlord is successor in interest by assignment of the Landlord's interest under the Lease, and Tenant is successor in interest by assignment of the Original Tenant's interest under the Lease.

C. Tenant has requested additional space on the 8th floor of the Building and use of a generator on the outside of the Building, and this Third Amendment will implement the terms of the expansion of the Premises and use of the generator.

PROVISIONS

1. Incorporation of Recitals. The Recitals portion of this Third Amendment is hereby incorporated by this reference to the same extent and as fully as though it were here rewritten in its entirety. All capitalized terms not otherwise defined herein shall have the same meaning set forth in the Lease.

2. Expansion of Premises and Use of Generator. Effective as of March 1, 2008 ("Effective Date"), Landlord and Tenant acknowledge and agree that "Premises" on the 8th floor of the Building shall be expanded to include Suite 808 ("Expansion Premises") consisting of approximately 1584 RSF in the location and configuration shown on Exhibit A (Revised #2) attached hereto and made a part hereof. Prior to the Effective Date, Landlord shall paint all interior walls of the Expansion Premises and install new wall-to-wall carpet in the Expansion Premises to match the existing paint and wall-to-wall carpet in the New Premises. Otherwise, Tenant hereby accepts the Expansion Premises "as is", and Landlord shall have no obligation to construct any improvements or provide any other services to the Expansion Premises or New Premises.

   Further, during the Term, Tenant shall have the exclusive right to use Landlord's generator located near the northeast corner of the Building ("Generator"). The Generator is currently connected to the New Premises and was being utilized by the Original Tenant. From and after the Effective Date and in addition to the Base Rent as described below, Tenant shall pay Landlord a monthly charge of $250.00 for the use of the Generator, which charge be payable at the time and in the manner provided for the payment of Base Rent in the Lease. From and after the Effective Date, Tenant shall be responsible for all repairs and replacements required to maintain the Generator in good condition and repair, and Tenant shall surrender possession of the Generator to Landlord upon the Expiration Date of the Term or earlier termination of the Lease in good condition and repair.

   From and after Effective Date, all references in the Lease to the "Premises" shall mean the New Premises and the Expansion Premises as described herein and shown on Exhibit A (Revised #2). The total RSF of the Premises as of Effective Date shall be 4523 RSF. Commencing on the Effective Date and continuing for the balance of the Term, the reference to "Tenant's Share" in the Lease shall mean 0.7952%.

   Commencing on Effective Date and continuing until through and including the Expiration Date (August 31, 2012), the Base Rent for Premises (as expanded by the Expansion Premises and excluding the charge described above for the use of the Generator) shall be payable in the following amounts and at the time and in the manner provided in the Lease:

Period:	Annual Base Rent	Monthly Installment	Rental Rate/RSF
Effective Date through May 31, 2008, inclusive (based on 2939 RSF)	$ 35,268.00	$ 2,939.00	$ 12.00
June 1, 2008 through August 31, 2012, inclusive (based on 4523 RSF)	$ 54,276.00	$ 4,523.00	$ 12.00

3. No Other Changes; Ratification of Lease. This Third Amendment shall only modify or amend the Lease to the extent provided herein, and all other conditions, covenants and agreements in the Lease shall remain in full force and effect. Subject to the terms of this Third Amendment, Landlord and Tenant do hereby ratify and confirm in their entirety the conditions, covenants and agreements contained in the Lease. If there is a conflict between the provisions contained in this Third Amendment and the provisions of the Lease, this Third Amendment shall control.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Third Amendment as of the date first above written.

180 E. BROAD PARTNERS, LLC, an Ohio limited liability company ("Landlord")

By:____________________
Franklin E. Kass, Chairman

ALENTUS CORPORATION,
a Nevada corporation ("Tenant")

By: William
Name: William King
Title: CEO

STATE OF OHIO
COUNTY OF FRANKLIN

The foregoing instrument was acknowledged before me this ____ day of ____________, 2008 by Franklin E. Kass, Chairman of **180 E. BROAD PARTNERS, LLC,** an Ohio limited liability company, on behalf of the company.

____
Notary Public

STATE OF CALIFORNIA
COUNTY OF ORANGE

The foregoing instrument was acknowledged before me this 28th day of MARCH, 2008 by WILLIAM A. KING, the CEO of **ALENTUS CORPORATION**, a NEVADA corporation, on behalf of the corporation.

Notary Public

SUNG O. PYON
COMM...1701876
NOTARY PUBLIC-CALIFORNIA
ORANGE COUNTY
My Term Exp. October 30, 2010